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                                                                    EXHIBIT 4.24

                           JOINT DEVELOPMENT AGREEMENT


         This JOINT DEVELOPMENT AGREEMENT (the "Agreement") is made and entered into effective this 18th day of April, 2001, by and among Johnson Matthey Inc., a Pennsylvania corporation with offices at 434 Devon Park Drive, Wayne, PA 19087 ("JM") and Hydrogenics Corporation, a Canadian corporation with offices at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8 ("HYDROGENICS").

         WHEREAS, the primary technology relating to JM's fuel processors was developed by JM's parent company, Johnson Matthey Public Limited Company ("JMPLC"), and JM is being assisted by JMPLC in technical implementation of this project;

         WHEREAS, Hydrogenics has expertise in the design, development and manufacture of equipment for testing fuel cells and is adapting components and subsystems of such equipment for commercial use in integrated fuel cell systems; and

         WHEREAS, the parties anticipate the desirability of a project focusing on the joint design, development, production and commercialization of an economical and efficient balance of plant system for JM's fuel processor reactors (the "Project").

         THEREFORE, IN CONSIDERATION of the mutual promises and covenants set forth herein and other good and valuable consideration, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.       Definitions

As used in this Agreement:

         (a) "Background IP Rights" means all IP Rights which are owned or controlled by a party, and which cover inventions or technology conceived outside of the Project or prior to the date of this Agreement and which were not obtained, directly or indirectly, from the other party hereto or its affiliates.

         (b) "Balance of Plant System" means the feed supply equipment, components and hardware and software controls necessary for the operation of the Fuel Processor Reactor that meet the Specifications.

         (c) "Design Team" means the personnel appointed by each party to handle the day-to-day responsibilities of the Project in accordance with the Development Plan. The Design Team members are listed on Appendix 4 hereto. Each party may change any of its members of the Design Team by written notice to the other party.

         (d) "Development Plan" means the actions specified on Appendix 1 hereto.

         (e) "Fuel Processor Reactor" means a fuel processor reactor provided by JM that includes but is not limited to the following elements: catalytic reformer; carbon monoxide cleanup subsystem ("Demonox"); heat exchangers to cool (or heat) the flows internal to the fuel processor; thermocouples for fuel processor control for distributing coolant flows to the Demonox, removing/adding heat and sending safety signals; anode exhaust gas oxidizer; steam generator (integrated with the anode exhaust gas oxidizer); supports for


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                  all of the above; and interconnecting tubing/piping between the above items. Fuel Processor Reactors shall include fuel processor reactors that utilize both propane and natural gas. The parties acknowledge that the Fuel Processor Reactor, as it exists on the date of this Agreement and with any subsequent modifications thereto or re-designs thereof, shall be excluded from the definition of Project Technology.



         (f) "Fuel Processor System" means a Fuel Processor Reactor that incorporates a Balance of Plant System that can be integrated with a fuel cell system or can be operated as a stand-alone unit, and is designated by the Steering Committee for commercialization.

         (g) "Intellectual Property Rights" or "IP Rights" means intellectual property rights, including all technical information, inventions (whether patentable or not), patents and patent applications therefor, registered designs, design rights, copyright material, trade and commercial secrets, technical know-how, owned or controlled by a party, and Confidential Information, as defined in the NDA, but does not include trademarks or trade names.

         (h) "NDA" means the Confidentiality Agreement, dated December 22, 2000, by and between HYDROGENICS, on its own behalf and on behalf of those companies worldwide whose voting shares it owns a controlling interest, and JMPLC, on its own behalf and on behalf of those companies worldwide whose voting shares it owns a controlling interest, including JM, attached hereto as Appendix 2.

         (i) "Project Patents" means all patents, regardless of country of issue, which cover inventions arising from the Project Technology.

         (j) "Project Technology" means all inventions, ideas, improvements, trade secrets, copyrights and modifications, used in and directly related to the Project, which were conceived or first reduced to practice in the course of the work performed pursuant to this Agreement by employees, consultants or independent contractors of the parties.

         (k) "Specifications" means the specifications for a Balance of Plant System as specified in Appendix 3 hereto.

         (l) "Steering Committee" means the representatives of each company to oversee the Project. Each party shall have an equal number of representatives. The Steering Committee is listed on Appendix 4 hereto. Each party shall the have the right to make changes in its representatives by written notice to the other party.

2.       CONFIDENTIALITY

         (a) Notwithstanding Section 14 of the NDA, except as otherwise expressly modified herein, the NDA shall apply with equal force and effect to the sharing of information pursuant to this Agreement.

         (b) In accordance with Section 7 of this Agreement and pursuant to the NDA, JM and HYDROGENICS agree to share information with each other relating to the Fuel Processor Reactor and the Balance of Plant System; provided, however, that no Fuel Processor Reactors supplied by JM will be opened by

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                  HYDROGENICS nor will HYDROGENICS allow a third party to do so unless JM approves in writing.

3.       CO-OPERATION

         (a) JM and HYDROGENICS will co-operate with each other to achieve the tasks outlined on the Development Plan.

         (b) JM will supply to HYDROGENICS Fuel Processor Reactors for the parties' use in connection with this Project. The parties will work together to design and build the Balance of Plant System and test and evaluate the Fuel Processor System. Each party will conduct the evaluations and will provide written feedback to the other party, which evaluations shall include, without limitation, specific areas of deficiencies in meeting the Specifications.

         (c) JM agrees that for a period of two (2) years from the date a Fuel Processor System is designated hereunder, it will purchase from HYDROGENICS all of its requirements for Balance of Plant Systems for any Fuel Processor Systems developed hereunder and sold by JM, provided, however, that HYDROGENICS satisfies reasonable price, delivery, and warranty specifications agreed to in good faith between the parties, and HYDROGENICS agrees to supply all of JM's requirements for the same. The parties will negotiate in good faith a separate supply agreement for the supply by HYDROGENICS of Balance of Plant Systems to JM.



         (d) HYDROGENICS agrees that for a period of two (2) years from the date a Fuel Processor System is designated hereunder, it will purchase from JM all of its requirements for Fuel Processor Reactors, provided, however, that JM satisfies reasonable price, delivery, and warranty specifications agreed to in good faith between the parties, and JM agrees to supply all of HYDROGENICS' requirements for the same. The parties will negotiate in good faith a separate supply agreement for the supply by JM of Fuel Processor Reactors to HYDROGENICS.



4.       PROJECT COST SHARING

         (a) JM shall supply the Fuel Processor Reactors required for the Project. Otherwise the parties shall share equally in all out-of-pocket material costs associated with the Project. Expenditures in excess of an amount to be determined by the Steering Committee shall be pre-approved by a majority of the Steering Committee.

         (b) Each party shall bear its own internal costs of participation in the Project, including, without limitation, the salaries and travel expenses for its respective personnel.

5.       SPECIFICATIONS, EVALUATIONS AND FIELD TESTING

         (a) The Specifications shall be established by the Steering Committee and can be relaxed by the Steering Committee at its discretion if the Steering Committee determines that there is substantial compliance with the Specifications such that a Fuel Processor System may be designated. HYDROGENICS acknowledges that as of the date of this Agreement, the Fuel Processor


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                  Reactors are prototypes and are subject to change, which in turn may necessitate changes to the Specifications.

         (b) In the event that a Fuel Processor System is successfully integrated with a fuel cell system, and JM decides to do field trials on such integrated system, HYDROGENICS will provide reasonable assistance in such endeavor, as requested by JM.

6.       WARRANTIES

         (a) Balance of Plant Systems incorporated into a Fuel Processor System will be warrantied by HYDROGENICS to meet the Specifications.

         (b) Fuel Processor Reactors incorporated into a Fuel Processor System will be warrantied by JM to meet the specifications therefor.

         (c) JM shall not be liable for and HYDROGENICS shall indemnify JM against any personal injury or property damage or claim, losses, expenses or judgements, resulting in any way from the handling, possession or use of the Balance of Plant Systems.

         (d) HYDROGENICS shall not be liable for and JM shall indemnify HYDROGENICS against any personal injury or property damage or claim, losses, expenses or judgements, resulting in any way from the handling, possession or use of the Fuel Processor Reactors.

7.       INTELLECTUAL PROPERTY CONDITIONS

         (a) The parties shall allocate ownership rights to the Project Technology arising under this Agreement in accordance with the following principles:

                  (i) Each party shall own the IP Rights developed exclusively by it, provided, however, that JMPLC shall own the IP Rights developed exclusively by JM. For greater certainty, all Project Technology made solely by employees, agents, consultants or independent contractors of a party (the "inventing party") shall be the sole property of the inventing party. The inventing party shall disclose such Project Technology to the other party and shall promptly decide, in its sole discretion, whether and where to file patent applications on inventions and/or other intellectual property protection, and shall file such applications at its sole cost;

                  (ii) All Project Technology made jointly by employees, agents, consultants or independent contractors of both parties in the performance of the Project shall be jointly owned by both parties. The parties shall attempt, in good faith, to decide whether and where to file patent applications on such Project Technology and/or other intellectual property protection, and shall file and maintain such applications and the resulting patents and/or other applications with an equal division of costs; provided, however, that should a party decide not to financially participate in the filing of a patent application, the other party may have such filing done at its cost if it desires, and the filing party shall be the owner of the resulting Project Patent(s) and applications. Where HYDROGENICS and JM jointly file a patent application(s) claiming IP Rights owned jointly by the

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                           parties, the parties agree to cooperate fully with
                           each other in filing, prosecuting, issuing and maintaining such patent applications and patents and agree to equally share all outside legal fees and expenses associated with the filing, prosecution and issuance of such patent applications and the maintenance of such applications and any resulting patents. Each party shall be solely responsible for any in house expenditures that it incurs in the filing, prosecution, issuance and maintenance of such applications and resulting Project Patents. In the event that the parties jointly develop a patentable product or process with respect to any Fuel Processor System, the parties shall negotiate in good faith a royalty arrangement whereby each party may share in the sales by the other party that embody such Project Patent.

                  (iii) As used herein, the term "file" shall include one or more but not necessarily all of preparation, filing, prosecution, appeal, maintenance, foreign filing, instituting or defending relevant oppositions and other actions related to procuring and maintaining Project Patents.

                  (iv) In order for each party to derive the agreed upon value from the Project, each inventing party shall grant to the other party, a paid-up, non-exclusive, irrevocable world-wide, royalty-free license to make, have made, use, have used, sell, offer to sell, import, have imported, copy, have copied, modify, make derivative works of and sub-license for any such purpose, related products under all Project Patents and Project Technology owned solely by the inventing party. An inventing party shall also grant to the other party the right to use any Background IP Rights in existence as of the termination of this Agreement to the extent required in order for the other party to use any Project Patent or Project Technology to the extent licensed by this Agreement; provided that JM is not required to grant a license to HYDROGENICS with respect to the Fuel Processor Reactor.



         (b) IP Rights owned by each of the parties that do not result from this Agreement shall be unaffected by the provisions herein.



         (c) Except as set forth in this Agreement, neither party shall obtain any rights to the other party's Background IP Rights.



         (d) HYDROGENICS assumes and shall bear the expense of, and agrees to indemnify, defend and hold JM harmless from and against, any and all losses, claims, liabilities and damages (including costs, expenses and reasonable attorneys' fees) incurred by JM resulting from actual or alleged infringement of any patents, copyrights, trademarks, trade secrets or other legally protected proprietary right, based on HYDROGENICS' performance under this Agreement.

         (e) JM assumes and shall bear the expense of, and agrees to indemnify, defend and hold HYDROGENICS harmless from and against, any and all losses, claims, liabilities and damages (including costs, expenses and reasonable attorneys' fees) incurred by HYDROGENICS resulting from actual or alleged infringement of any U.S. or foreign patents, copyrights, trademarks, trade

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                  secrets or other legally protected proprietary right, based on
                  JM's performance under this Agreement.

         (f) Each party to this Agreement shall keep the other party advised of any known infringement and any litigation relative to such other party's Intellectual Property Rights specified in this Section 7.



         (g) In the event that this Agreement is terminated prior to the successful completion of the Development Plan, each party will return to the other any and all property it has received from the other for use in connection with the Project and the parties shall discuss in good faith the proper disposition of any prototype Fuel Processor Systems and components thereof. Each party shall return or destroy all drawings and documentation concerning the other party's Confidential Information.

         (h) Except for license rights under Background IP Rights to the extent necessary for a party to fully use and exploit Project Patents and Project Technology as provided for above, nothing in this Agreement shall be deemed to constitute a license or waiver of existing or future proprietary rights that each party may otherwise possess.



8.       MISCELLANEOUS PROVISIONS

         (a) Limitation of Damages. In no event shall either party be liable to the other party for special, incidental or consequential damages, whether such other party's claim is based in contract, negligence, strict liability or otherwise.

         (b) Force Majeure. Each party's obligation to perform hereunder shall be subject to any delays caused by acts of God, fires, floods, explosion, sabotage, riot, accidents; orders of, or failure to issue or continue in effect all necessary permits by, civil or military authorities, delays by suppliers of fuel, power, raw materials, containers or transportation; breakage or failure of machines, strikes, lockouts or labor trouble; perils of the sea; or any other cause beyond such party's reasonable control. The party invoking this Subsection 8(b) shall give the other party prompt written notice of any event that is likely to delay its performance hereunder.

         (c)      Term and Termination.

                  (i) The term of this Agreement shall be for one (1) year from the date hereof.

                  (ii)     This Agreement can be terminated by either party:

                           (A) on account of a material violation of the Agreement by the other party, which shall include, without limitation, such party's consistent failure to perform its obligations hereunder in a timely manner, provided, however, that the non-breaching party shall have provided at least thirty
                                    (30) days' written notice to the other
                                    party; provided further, that such notice shall be null and void if the offending party cures the violation before expiration of the thirty (30) days notice period; or


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                           (B)      when the other party makes a general
                                    assignment for the benefit of its creditors, has a custodian, receiver or any trustee appointed for it or a substantial part of its assets, commences any voluntary proceeding under any bankruptcy law; or

                           (C) when a court having jurisdiction over the other party shall enter a decree or order for relief in any involuntary case under applicable bankruptcy law and such decree or order shall continue unstayed and in effect for a period of sixty (60) days or more.

                  (iii) Termination for any reason by either party shall not prejudice that party's remaining contractual rights hereunder nor terminate the other party's remaining obligations hereunder.

         (d) Entire Agreement. This Agreement, including the appendices hereto, which are hereby incorporated herein, constitutes the entire agreement between the parties. Except to the extent otherwise provided herein, no modifications to, supplementation of, or addition of terms or conditions to this Agreement, whether contained in any purchase order, confirmation or otherwise, shall be effective unless made in writing and signed by the party to be charged with modification.

         (e) Governing Law. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its principles of conflict of laws.

         (f) Assignment. Except as expressly permitted in this Subsection 8(f), no right or obligation of either party hereunder shall be assignable without the prior written agreement of the other party, which agreement shall not be withheld unreasonably; otherwise this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. JM may assign rights and obligations hereunder to JMPLC. This Agreement is entered into solely for the benefit of the parties named in it and not for the benefit of any other persons or entities. No other persons or entities may enforce it for their benefit nor shall they have any claim or remedy for its breach.

         (g) Notices. All notices, requests and other communications hereunder shall be deposited in the United States mail, registered or certified, postage prepaid, addressed as follows:

                  If to HYDROGENICS:
                  Hydrogenics Corporation
                  5985 McLaughlin Road
                  Mississauga, Ontario
                  Canada L5R 1B8
                  Attn:  Jonathan Lundy, Vice President, Corporate Affairs

                  If to JM:
                  Johnson Matthey Inc.
                  434 Devon Park Drive
                  Wayne, PA 19087
                  Attn: Vice President, Gas Processing Technology


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                  With a copy to:
                  Johnson Matthey Inc.
                  460 E. Swedesford Road
                  Wayne, PA 19087
                  Attn:  Vice President & General Counsel

                  It is understood and agreed that this Subsection 8(g) is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.



         (h) Waiver. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right or any other right.

         (i) Severability. The provisions of this Agreement shall be severable and, if any provision of this Agreement is held to be invalid or unenforceable, it shall be construed to have the broadest interpretation that would make it valid and enforceable. Invalidity or unenforceability of a provision shall not affect any other provision of this Agreement.

         (j) Survival. Notwithstanding Subsection 8(c)(i), Sections 2, 6, 7, and Subsections 8(a), 8(c)(iii), 8(e), 8(g) and 8(j) shall indefinitely survive the termination of this Agreement in accordance with their terms.

         (k) Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

         (l) Headings. The headings in this Agreement are for convenience only and do not in any way limit or amplify the terms or conditions in this Agreement.

         (m) No Joint Venture. Nothing contained in this Agreement shall be deemed to create a joint venture or partnership between the parties, nor shall either party or any employee thereof be deemed to be an agent, employee, joint venturer, business partner, or legal representative of the other party. Neither party shall have any authority to incur any liability or obligation whatsoever on behalf of the other.

         (n) Publicity/Press Releases. Except as otherwise may be required by law, all public notices and all other publicity concerning the Project shall be approved in advance by a majority of the Steering Committee.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HYDROGENICS CORPORATION            JOHNSON MATTHEY INC.

By:  /s/ JONATHAN LUNDY                   By:  /s/ MICHAEL T. CINAGLIA
   -------------------------                 -------------------------
Name:  Jonathan Lundy                     Name:  Michael T. Cinaglia
Title: VP Corporate Affairs               Title: VP Gas Processing Technology


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